                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A
                      AMENDMENT NO. 1 TO REPORT ON FORM 8-K

                Current Report Pursuant to Section 13 or 15(d) of
                     the Securities Exchange Act of 1934


         Date of Report (Date of earliest event reported): July 3, 1996
                                                          -------------

                                DENAMERICA CORP.
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)



         GEORGIA                         1-13226                58-1861457
- ------------------------------    ---------------------    --------------------
 (State or other jurisdiction     (Commission File No.)    (IRS Employer ID No.)
     of incorporation)

         7373 N. Scottsdale Road, Suite D-120, Scottsdale, Arizona 85253
         ---------------------------------------------------------------
               (Address of principal executive office) (Zip Code)


       Registrant's telephone number, including area code: (602) 483-7055
                                                          ---------------

                                DENAMERICA CORP.

                                   FORM 8-K/A

                                 CURRENT REPORT

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS.

ACQUISITION OF BLACK-EYED PEA U.S.A., INC.

         On July 3, 1996, DenAmerica Corp. (the "Company" or "DenAmerica") acquired all of the issued and outstanding common stock of Black-eyed Pea U.S.A., Inc. ("BEP") from BEP Holdings, Inc. (the "BEP Acquisition"). The purchase price for the stock of BEP consisted of (i) cash of approximately $50.0 million, and (ii) a promissory note in the principal amount of $15.0 million issued to BEP Holdings, Inc. (the "BEP Purchase Note"). On July 3, 1996, the accounts of BEP included cash of approximately $4.2 million. BEP operates approximately 100 casual dining restaurants in 11 states under the "Black-Eyed Pea" concept and franchises the right to operate an additional 30 Black-eyed Pea restaurants to third parties.

         In connection with the BEP Acquisition, the Company repaid all of the $6.0 million principal amount outstanding on its Series A 13% Subordinated Notes due 2003 (the "Series A Notes"), plus accrued and unpaid interest on the Series A Notes. The Company repaid the Series A Notes by (a) paying to the holder of the Series A Notes cash of approximately $5.2 million and (b) issuing to such holder 250,000 shares of Common Stock valued at $4.00 per share, which was the fair market value of the Common Stock on the date of the agreement with respect to the repayment of the Series A Notes.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION, AND EXHIBITS.

(A) CONSOLIDATED FINANCIAL STATEMENTS OF BLACK-EYED PEA U.S.A. INC. AND SUBSIDIARIES

            Independent Auditors' Report
            Consolidated Balance Sheets as of April 1, 1996 and April 3, 1995 Consolidated Statements of Operations for the Years Ended April 1,
               1996, April 3, 1995, and March 28, 1994
            Consolidated Statements of Stockholders' Equity for the Years Ended
               April 1, 1996, April 3, 1995, and March 28, 1994
            Consolidated Statements of Cash Flows for the Years Ended April 1,
               1996, April 3, 1995, and March 28, 1994
            Notes to Consolidated Financial Statements

(B) PRO FORMA FINANCIAL STATEMENTS.

            Introduction

            Unaudited Condensed Consolidated Pro Forma Statement of Operations
                For the Year Ended December 27, 1995

            Unaudited Condensed Consolidated Statement of Operations For the 27-
                Week Period Ended July 3, 1996

            Notes to Unaudited Condensed Consolidated Pro Forma Statements of
                Operations

                    [LETTERHEAD OF KPMG PEAT MARWICK LLP]


                         INDEPENDENT AUDITORS' REPORT


The Board of Directors
Black-eyed Pea U.S.A., Inc.:


We have audited the accompanying consolidated balance sheets of Black-eyed Pea U.S.A., Inc. and subsidiaries as of April 1, 1996 and April 3, 1995, and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the years in the three-year period ended April 1, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Black-eyed Pea U.S.A., Inc. and subsidiaries as of April 1, 1996 and April 3, 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended April 1, 1996, in conformity with generally accepted accounting principles.

                                                      KPMG Peat Marwick LLP
                                                      Dallas, Texas
May 10, 1996, except as to note 11,
    which is as of July 3, 1996

                  BLACK-EYED PEA U.S.A., INC. AND SUBSIDIARIES
                           Consolidated Balance Sheets
                 (In thousands, except share and per share data)

                                                                    April 1,     April 3,
                                   Assets                            1996         1995
                                   ------                           -------      -------
Current assets:
  Cash                                                            $  1,695       1,683
  Accounts receivable:
    Trade                                                              799         686
    Other                                                              404         853
  Income taxes receivable                                            1,602           -
  Inventories                                                        1,147       1,200
  Prepaid expenses and other current assets                            495         530
  Deferred income taxes (note 7)                                    14,945       2,849
                                                                  --------     -------
              Total current assets                                  21,087       7,801

Net property and equipment (notes 2, 8 and 11)                      72,789      93,428
Excess of cost over fair value of net assets acquired, net
    (note 11)                                                            -      26,853
Other assets (note 6)                                                  677         572
                                                                  --------     -------
                                                                  $ 94,553     128,654
                                                                  ========     =======
                    Liabilities and Stockholder's Equity
                    ------------------------------------
Current liabilities:
  Current installments:
    Long-term debt (note 4)                                       $    656         591
    Capital lease obligations (note 8)                                  64          46
  Accounts payable                                                   1,415       3,157
  Affiliates payable (notes 4 and 10)                               38,048      28,050
  Accrued liabilities (note 3)                                       8,363       9,429
  Reserve for restaurant closures (note 5)                          10,384       1,519
  Income taxes payable                                                  -          156
                                                                  --------     -------
              Total current liabilities                             58,930      42,948

Long-term debt, less current installments (note 4)                  51,918      52,574
Capital lease obligations, less current installments (note 8)        1,652       2,011
Deferred income taxes (note 7)                                       1,834         791
Other long-term liabilities (notes 1(h) and 5)                         719       1,262
                                                                  --------     -------
                Total liabilities                                  115,053      99,586
                                                                  --------     -------
Stockholder's equity:
  Common stock, $.01 par value; 500,000 shares
    authorized; 22,499 shares issued and outstanding                     1           1
  Additional paid-in capital                                         7,569       7,569
  Retained earnings                                                (28,070)     21,498
                                                                  --------     -------
              Total stockholder's equity                           (20,500)     29,068
                                                                  --------     -------
Commitments and contingencies (notes 8 and 9)                     $ 94,553     128,654
                                                                  ========     =======

          See accompanying notes to consolidated financial statements.

                  BLACK-EYED PEA U.S.A., INC. AND SUBSIDIARIES

                      Consolidated Statements of Operations

                                 (In thousands)

                                                               Years ended
                                                   ---------------------------------
                                                   April 1,     April 3,    March 28,
                                                    1996          1995        1994
                                                   -------      -------     --------
Revenues:
  Restaurant                                       $143,259     153,269     153,109
  Franchise                                           2,196       2,331       2,227
                                                   --------     -------     -------
                                                    145,455     155,600     155,336
                                                   --------     -------     -------
Restaurant costs and expenses:
  Cost of sales                                      43,229      45,843      44,935
  Operating expenses                                 80,603      83,577      82,754
  Depreciation, amortization and accretion            8,792       7,828       7,022
  Provision for restaurant closures (note 5)         10,225       1,458       1,000
  Provision for loss on impairment of assets
  (note 11)                                          50,384        --          --
                                                   --------     -------     -------
      Total restaurant costs and expenses           193,233     138,706     135,711
                                                   --------     -------     -------

General and administrative expenses (note 10)         8,588       9,027       8,350
                                                   --------     -------     -------
      Operating (loss) income                       (56,366)      7,867      11,275

Interest expense (notes 2 and 4)                      5,362       5,189       4,572
Other expense (income), net (note 10)                   717         353        (208)
                                                   --------     -------     -------
  (Loss) earnings before income taxes
  and cumulative effect of change
  in accounting principle                           (62,445)      2,325       6,911

Income tax (benefit) expense (note 7)               (12,877)        753       2,541
                                                   --------     -------     -------
  (Loss) earnings before cumulative
  effect of change in accounting
  principle                                         (49,568)      1,572       4,370

Cumulative effect at March 30, 1993 of change
  in accounting for income taxes (notes 1(g)
  and 7)                                                 --          --         807
                                                   --------     -------     -------
      Net (loss) earnings                          $(49,568)      1,572       3,563
                                                   ========     =======     =======

See accompanying notes to consolidated financial statements.

                  BLACK-EYED PEA U.S.A., INC. AND SUBSIDIARIES

                 Consolidated Statements of Stockholder's Equity

                                 (In thousands)

                                          Additional                    Total
                                Common     paid-in      Retained      stockholder's
                                 stock     capital      earnings        equity
                                ------    ----------    --------      -------------
Balance at March 29, 1993       $   1       7,569        16,363         23,933

Net earnings                     --          --           3,563          3,563
                                -----       -----       -------        -------
Balance at March 28, 1994           1       7,569        19,926         27,496

Net earnings                     --          --           1,572          1,572
                                -----       -----       -------        -------
Balance at April 3, 1995            1       7,569        21,498         29,068

Net loss                         --          --         (49,568)       (49,568)
                                -----       -----       -------        -------
Balance at April 1, 1996        $   1       7,569       (28,070)       (20,500)
                                =====       =====       =======        =======



See accompanying notes to consolidated financial statements.

                  BLACK-EYED PEA U.S.A., INC. AND SUBSIDIARIES
                      Consolidated Statements of Cash Flows
                                 (In thousands)

                                                                                 Years ended
                                                                   ----------------------------------
                                                                    April 1,      April 3,   March 28,
                                                                     1996          1995        1994
                                                                    -------       -------    --------
Cash flows from operating activities:
  Net (loss) earnings                                            $(49,568)       1,572        3,563
  Adjustments to reconcile net (loss) earnings to net
    cash provided by operating activities:
      Depreciation, amortization and accretion                      8,792        7,828        7,022
      Loss on disposition of assets                                 1,193          218          126
      Provision for restaurant closures                            10,225        1,458        1,000
      Provision for loss on impairment of assets                   50,384         --           --
      Gain on retirement of capital lease obligation                  (18)        --           (148)
      Changes in assets and liabilities:
        Accounts receivable                                           336         (810)         166
        Inventories                                                    53           49         (214)
        Prepaid expenses and other current assets                      35          (57)        (227)
        Other assets                                                 (105)          80          (82)
        Accounts payable                                           (1,742)         166          252
        Affiliates payable                                          9,998        4,319        7,619
        Accrued liabilities                                        (1,066)       1,876        1,174
        Income taxes                                               (1,758)        (550)         278
        Deferred income taxes                                     (11,053)        (378)         195
        Other long-term liabilities                                   247       (1,288)        (526)
                                                                 --------      -------      -------
             Net cash provided by operating activities             15,953       14,483       20,198
                                                                 --------      -------      -------
Cash flows from investing activities:
  Additions to property and equipment                             (19,007)     (14,177)     (20,711)
  Proceeds from sales of assets                                     3,700            9           78
                                                                 --------      -------      -------
             Net cash used in investing activities                (15,307)     (14,168)     (20,633)
                                                                 --------      -------      -------
Cash flows from financing activities:
  Payments of long-term debt obligations                             (591)        (533)        (479)
  Payments of capital lease obligations                               (43)         (40)         (47)
                                                                 --------      -------      -------
             Net cash used in financing activities                   (634)        (573)        (526)
                                                                 --------      -------      -------
Net increase (decrease) in cash                                        12         (258)        (961)
Cash at beginning of year                                           1,683        1,941        2,902
                                                                 --------      -------      -------
Cash at end of year                                              $  1,695        1,683        1,941
                                                                 ========      =======      =======
Supplemental cash flow information:
  Interest paid, net of amount capitalized                       $  4,990        4,536        4,470
                                                                 ========      =======      =======
  Income taxes paid, net of refunds                              $   --          1,719        2,798
                                                                 ========      =======      =======
Supplemental schedule of noncash financing
activity - increases in property resulting
from capital lease obligations                                   $   --           --          1,068
                                                                 ========      =======      =======

See accompanying notes to consolidated financial statements.

                  BLACK-EYED PEA U.S.A., INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                 April 1, 1996, April 3, 1995 and March 28, 1994

(1) Summary of Significant Accounting Policies

    (a)  Basis of Presentation

         The consolidated financial statements include the accounts of Black-eyed Pea U.S.A., Inc. and subsidiaries (collectively, the Company). All significant intercompany transactions and balances have been eliminated in consolidation.

         The Company is a subsidiary of BEP Holdings, Inc. (BEPHI), which is wholly owned by Black-eyed Pea Restaurants, Inc. (BPRI) and operates 99 restaurants as of April 1, 1996, primarily located in the southern region of the United States with a high concentration in Texas, Georgia, Maryland and Virginia. BEPHI acquired all the outstanding shares of the Company's common stock on November 24, 1986.

    (b)  Definition of Fiscal Year

         The Company's fiscal year ends on the Monday closest to March 31. Fiscal years 1996, 1995 and 1994 are comprised of fifty-two, fifty-three and fifty-two weeks, respectively.

    (c)  Inventories

         Inventories, consisting mainly of food, beverages and supplies, are stated at the lower of cost (first-in, first-out method) or market.

    (d)  Property and Equipment

         Property and equipment of the Company existing at November 24, 1986 was revalued to fair market value at that date. Subsequent additions to property and equipment are recorded at cost. Depreciation and amortization is provided for in amounts sufficient to relate the cost of depreciable assets to operations over their estimated useful lives (see note 2), principally on a straight-line basis for financial reporting purposes, while accelerated methods are used for tax purposes. Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is shorter.

         Lease renewal option periods are included in determining leasehold improvement useful lives when, in management's opinion, such renewal options will be exercised.

         Repairs and maintenance are charged to operations as incurred. Remodeling costs that materially extend the useful lives of associated assets are generally capitalized.



                                                                     (Continued)

                  BLACK-EYED PEA U.S.A., INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

    (e)  Excess of Cost over Fair Value of Net Assets Acquired

         Excess of cost over fair value of net assets acquired relates to the acquisition of Black-eyed Pea U.S.A., Inc. (formerly Prufrock Restaurants, Inc.) in November 1986. This transaction was accounted for under the purchase method. In connection with this acquisition, the assets and liabilities of the Company were revalued to fair market value. The excess of acquisition cost over fair value of net assets acquired was capitalized and was being amortized on a straight-line basis over a forty-year period since, in the opinion of management, the value would not diminish. Excess of cost over fair value of net assets acquired is recorded net of accumulated amortization of $7,932,000 and $7,083,000 at April 1, 1996 and April 3, 1995, respectively, in the accompanying consolidated balance sheets. However, as a result of the sale of the stock of the Company on July 3, 1996, it was determined that the excess of cost over fair value of net assets acquired was not recoverable. Accordingly, an additional reserve of $26,004,000 was recorded in the consolidated financial statements at April 1, 1996 (see note 11).

    (f)  Preopening Costs

         Labor costs and costs of hiring and training personnel and certain other costs relating to the opening of new restaurants are expensed as incurred.

    (g)  Franchise Revenues

         Initial franchise fee revenues are recognized when substantially all of the services required by the franchise agreement have been performed and no other material conditions or obligations related to the determination of substantial performance exist, which approximates restaurant opening.

         Area development fees are paid to the Company, in addition to initial franchise fees, in exchange for franchisee's right to develop multiple restaurants in a defined geographic region. These fees are deferred and recognized as revenue as the related initial franchise fee for each restaurant is recognized or upon expiration of development rights.

         Franchise royalties are paid monthly by franchisees for the use of the Company's proprietary trademarks, service marks and operating methods, and for services provided by the Company to the franchisees, consisting of guidance in initial opening activities and ongoing operational guidance as needed. Royalties are based on a percentage of franchise restaurant sales and are recognized in the period in which services are provided and the related franchisee sales occur. Royalty revenues were approximately $2,046,000, $2,241,000 and $1,947,000 during the fiscal years 1996, 1995 and 1994, respectively.

    (h)  Income Taxes

         The Company files a consolidated U.S. federal income tax return with BPRI and its subsidiaries. The Company computes federal income taxes on a separate return basis.

                                                                     (Continued)

                  BLACK-EYED PEA U.S.A., INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         The Company adopted the provisions of Statement of Financial Accounting Standards No. 109 (Statement 109), Accounting for Income Taxes, effective March 30, 1993 (see note 7). Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

         The Company has reported the cumulative effect of adopting Statement 109 as a change in the method of accounting for income taxes in the fiscal year 1994 consolidated statement of operations.

    (i)  Deferred Credit on Lease Interests

         Deferred credit on lease interests represents the present value of the excess of future contractual lease payments over the fair value of lease rights on noncancellable operating leases on the date of acquisition by BEPHI. Deferred credit on lease interests is amortized on a straight-line basis over the remaining life of the leases. Deferred credit on lease interests of approximately $303,000 and $445,000, net of accumulated accretion of approximately $725,000 and $714,000, are included in other long-term liabilities in the consolidated balance sheets at April 1, 1996 and April 3, 1995, respectively.

    (j)  Advertising Expenses

         The Company expenses advertising production costs and media costs as incurred. Gross advertising expenses before contributions from franchisees were approximately $6,615,000, $6,002,000 and $7,827,000 during the fiscal years 1996, 1995 and 1994, respectively.

    (k)  Use of Estimates

         The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.


                                                                     (Continued)

                  BLACK-EYED PEA U.S.A., INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

    (l)  Reclassifications

         Certain previously reported financial information has been reclassified to conform with the April 1, 1996 presentation.

    (2)  Property and Equipment

         A summary of property and equipment and the range of useful lives used in the calculation of depreciation and amortization follows (in thousands):

                                                 Useful            April 1,          April 3,
                                               life range           1996               1995
                                               ----------           ----               ----
       Land                                                      $ 21,709             21,128
       Buildings and improvements and
          leasehold improvements               5-20 years          75,176             66,709
       Equipment, furniture and fixtures        2-8 years          36,218             33,065
       Construction-in-progress                                     1,813              5,015
       Furniture and equipment held for
          future restaurants                                          490              1,256
                                                                 --------            -------
                                                                  135,406            127,173
       Less:
          Accumulated depreciation
          and amortization                                        (38,237)           (33,745)
          Reserve for impairment (note 11)                        (24,380)                -
                                                                  -------            -------
                                                                 $ 72,789             93,428
                                                                  =======            =======

         Capitalized interest related to construction-in-progress was approximately $201,000 in fiscal year 1996, $167,000 in fiscal year 1995 and $274,000 in fiscal year 1994.

    (3)  Accrued Liabilities

         Accrued liabilities consist of the following (in thousands):

                                                April 1,           April 3,
                                                  1996               1995
                                                  ----               ----
         Labor and related costs                $ 2,480             2,360
         Insurance                                4,684             5,662
         Sales taxes                                367               382
         Other                                      832             1,025
                                                -------             -----
                                                $ 8,363             9,429
                                                =======             =====

                                                                     (Continued)

                  BLACK-EYED PEA U.S.A., INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

    (4)  Long-term Debt

         A summary of long-term debt follows (in thousands):

                                                          April 1,            April 3,
                                                            1996                1995
                                                            ----                ----
         Note payable to BEPHI, at 11% interest,
           payable in 20 annual installments of
           principal and interest through maturity
           date, March 20, 2012                           $22,575             $23,166
         Note payable to BEPHI, interest payable
           at prime rate (8.25% at April 1, 1996),
           principal and interest payable at
           maturity, April 1, 1997                         29,999              29,999
                                                           ------              ------
                                                           52,574              53,165
         Less current installments                           (656)               (591)
                                                          -------             -------
                                                          $51,918             $52,574
                                                          =======             =======

         On March 27, 1991, the Company issued a $25,000,000 note payable upon declaration of a dividend payable to BEPHI. The scheduled maturities of the note payable at April 1, 1996 are approximately $656,000 in fiscal year 1997, $728,000 in fiscal year 1998, $808,000 in fiscal year 1999,
         $898,000 in fiscal year 2000, $996,000 in fiscal year 2001 and $18,489,000 thereafter.

         On April 3, 1995, the $29,999,000 note payable to BEPHI, due April 1, 1996 was renewed to the current maturity date. The Company and BEPHI intend to renew the note payable for an additional year upon maturity. As BEPHI will not require payment on such note payable within one fiscal year from the April 1, 1996 balance sheet date, such amount is classified as long-term in the consolidated balance sheet.

         Interest incurred on the notes payable to BEPHI was approximately $5,159,000 in fiscal year 1996, $5,051,000 in fiscal year 1995 and
         $4,460,000 in fiscal year 1994. The interest payable related to notes payable to BEPHI was approximately $2,661,000 and $2,444,000 at April 1, 1996 and April 3, 1995, respectively, and these amounts are included in affiliates payable in the consolidated balance sheets.

         The fair values of the notes payable to BEPHI are estimated based on the amount of future cash flows discounted using the Company's current borrowing rate for loans of comparable maturity. The estimated fair value of the note payable to BEPHI maturing on March 20, 2012 approximates $26,466,000 at April 1, 1996. The carrying amount of the $29,999,000 note payable to BEPHI approximates estimated fair value at April 1, 1996. The carrying values of other financial instruments including cash, receivables and payables approximate fair values because of the short maturity of those instruments.
                                                                     (Continued)

                  BLACK-EYED PEA U.S.A., INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

    (5)  Reserve for Restaurant Closures

         The Company periodically evaluates for closure restaurants which are generally unprofitable and, in the opinion of management, are unlikely to become profitable or meet earnings expectations. Upon making this determination and committing the Company to a closure plan for such restaurants, a reserve for restaurant closures is recorded to recognize the estimated exit costs associated with the planned closings, including the write-off of net assets (net of estimated salvage value), operating costs from the estimated closing date through the estimated date of disposition, and other qualifying disposal costs. The reserve for restaurant closures is presented as a current liability, net of the estimated noncurrent portion (presented in other long-term liabilities) as determined by Company management based on projected restaurant closure dates and costs to be incurred. During the years ended April 1, 1996, April 3, 1995 and March 28, 1994, the Company charged to operations $10,225,000, $1,458,000 and $1,000,000 to provide for the costs of closing nineteen, six and three Black-eyed Pea restaurants, respectively. For the year ended April 1, 1996, revenues for the restaurants identified for closure aggregated approximately $17,343,000.

    (6)  Employee Retirement Plans

         BEPHI has a qualified defined contribution retirement plan covering eligible employees of BEPHI and subsidiaries who have reached the age of twenty-one and completed one year of service. On April 1, 1990, BEPHI and subsidiaries adopted a nonqualified defined contribution retirement plan for highly compensated employees (HCE Plan), as defined. Under these plans, the Company makes discretionary contributions each year. Expense charged in the form of contributions by the Company for these plans for the years ended April 1, 1996, April 3, 1995 and March 28, 1994 aggregated approximately $329,000, $545,000 and $604,000, respectively.

         The Company has a Rabbi Trust to fund HCE Plan benefits and accrued benefits are included in other long-term liabilities. As of April 1, 1996, assets of the trust aggregated approximately $416,000 and are included in other assets. Assets of the trust are primarily invested in equities and fixed income instruments.

         On April 1, 1990, a subsidiary of BPRI adopted a nonqualified defined benefit plan (SERP Plan) in order to supplement retirement benefits of specified employees. The benefits are based on years of service and the employees' average annual earnings, as defined, and are reduced by certain other retirement benefits. The net periodic pension cost is funded on an annual basis. The Company's allocated portion of the net periodic pension expense (income) was approximately $(13,000), $158,000 and $75,000 in fiscal years 1996, 1995 and 1994, respectively. Allocated curtailment gains of approximately $134,000 and $85,000 are reflected in net periodic pension expense (income) for fiscal years 1996 and 1994, respectively.

         In addition to the above retirement benefits, the Company provides certain health care and life insurance benefits to certain active employees. Postretirement benefits are not provided by the Company. The health care benefits in excess of certain limits and the life insurance benefits are



                                                                     (Continued)

                  BLACK-EYED PEA U.S.A., INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         insured. The Company recognizes the cost of providing these benefits by expensing the insurance premiums and estimated costs of claims incurred. The cost of providing these benefits for the Company's active employees was approximately $1,014,000 in fiscal year 1996, $918,000 in fiscal year 1995, and $1,359,000 in fiscal year 1994. At April 1, 1996, there were approximately 984 active full-time employees receiving the benefits.

    (7)  Income Taxes

         As discussed in note 1(h), the Company adopted Statement 109 as of March 30, 1993. The cumulative effect of this change in accounting for income taxes of approximately $807,000 was determined as of March 30, 1993 and reported separately in the consolidated statement of operations for the year ended March 28, 1994.

         Components of income tax (benefit) expense are as follows (in thousands):

                                                      Years ended
                                    ----------------------------------------
                                     April 1,        April 3,      March 28,
                                       1996            1995          1994
                                     -------         -------       ---------
       Current:
           Federal                   $ (1,809)        1,105         3,134
           State                          (17)           26            61
       Deferred - federal             (11,051)         (378)         (654)
                                     --------        ------         -----
             Total                   $(12,877)          753         2,541
                                     ========        ======         =====

         Actual income tax (benefit) expense differs from the "expected" income tax (benefit) expense (computed by applying the U.S. federal corporate tax rate of 35% to (loss) earnings before income taxes and cumulative effect of change in accounting principle for the years ended April 1, 1996, April 3, 1995 and March 28, 1994) as follows (in thousands):

                                                                     Years ended
                                                    -------------------------------------
                                                     April 1,     April 3,      March 28,
                                                       1996         1995          1994
                                                     --------     --------      --------
       Computed "expected" income tax
           (benefit) expense                        $(21,855)         814          2,419
       Loss on impairment of excess of
           acquisition cost over fair
           value of net assets acquired                9,101            -              -
       Amortization of excess of acquisition cost
           over fair value of net assets acquired        297          297            297
       State income taxes, net of federal benefit        (11)          17             40
       Targeted jobs tax credit                            -         (106)           (33)
       FICA tax on tips credit                          (311)        (280)           (77)
       Change in temporary differences due to
           tax rate change                                 -            -            (31)
       Other, net                                        (98)          11            (74)
                                                    --------         ----          -----
                     Actual income tax (benefit)
                        expense                     $(12,877)         753          2,541
                                                    ========         ====          =====

                                                                     (Continued)

                  BLACK-EYED PEA U.S.A., INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         The tax effects of the primary temporary differences giving rise to the deferred federal income tax assets and liabilities as determined under Statement 109 are as follows (in thousands):

                                                                    April 1,      April 3,
                                                                     1996           1995
                                                                   -------         ----
  Deferred tax assets:
      Reserve for self-insurance in excess of claims paid          $ 1,630        $1,979
      Deferred lease liabilities                                       791           767
      Provision for restaurant closures                              4,490           709
      Provision for loss on impairment of assets                     8,533            --
      Vacation accrual                                                 193           213
      Miscellaneous items                                              209           227
                                                                   -------         -----
                  Total deferred tax assets                         15,846         3,895
                                                                   -------         -----

  Deferred tax liabilities:
      Basis in property and equipment                                2,665         1,818
      Miscellaneous items                                               70            19
                                                                   -------         -----
                  Total deferred tax liabilities                     2,735         1,837
                                                                   -------         -----
                  Net deferred tax asset                           $13,111        $2,058
                                                                   =======        ======

Included in the consolidated balance sheets (in thousands):
                                                                   April 1,       April 3,
                                                                     1996          1995
                                                                   -------        ------
  Current deferred tax asset                                       $14,945        $2,849
  Noncurrent deferred tax liability                                 (1,834)         (791)
                                                                   -------        ------
                  Net deferred tax asset                           $13,111        $2,058
                                                                   =======        ======

         In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. Realization of deferred tax assets (in excess of deferred tax liabilities) is dependent upon the generation of future taxable income or the availability to carryback those temporary differences against tax expense provided for in previous years. Management expects to realize the 1996 deferred tax assets by carrying back net operating losses to offset tax expense provided for in previous years. Accordingly, management has concluded on a more likely than not basis that net deferred tax assets will be realized.

    (8)  Leases

         At April 1, 1996, the Company operates 64 restaurants which are leased under operating leases and five under capital leases. Administrative offices (see note 10) and certain equipment are also leased.

                                                                     (Continued)

                  BLACK-EYED PEA U.S.A., INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

    (a)  Capital Leases

         The Company leases certain property under various leases which are classified as capital leases. These leases cover initial periods of three to twenty years and substantially all of these leases contain renewal options of five to ten years.

         Property under capital leases included in property and equipment by major class is as follows (in thousands):

                                                           April 1,         April 3,
                                                             1996             1995
                                                           -------          -------
         Buildings and leasehold improvements              $1,893            2,192
         Less accumulated depreciation and amortization      (598)            (499)
                                                           ------            -----
                                                           $1,295            1,693
                                                           ======            =====

    (b)  Operating Leases

         The Company leases restaurant facilities, administrative offices, and certain equipment under operating leases covering initial periods of three to twenty years and substantially all of these leases contain renewal options of five to ten years. In addition to fixed lease obligations, the Company pays a percentage of sales for various restaurants and additional costs for property taxes and certain other expenses. A summary of rental expense for all operating leases follows (in thousands):

                                                   Years ended
                                      ----------------------------------
                                      April 1,      April 3,    March 28,
                                        1996          1995         1994
                                      --------      --------    ---------
         Minimum rentals              $ 4,983       $ 5,352       $ 5,234
         Contingent rentals                91           152           239
                                      -------       -------       -------
                                      $ 5,074       $ 5,504       $ 5,473
                                      =======       =======       =======

    (c)  Commitments

         The present value of capital lease payments and the future minimum lease payments under operating leases with an initial or remaining noncancellable lease term in excess of one year at April 1, 1996 are as follows (in thousands):

                                                                     (Continued)

                  BLACK-EYED PEA U.S.A., INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

                                                           Capital    Operating
              Fiscal year                                  leases      leases
              -----------                                  ------      ------
              1997                                        $   309       4,791
              1998                                            312       4,243
              1999                                            314       4,095
              2000                                            319       3,730
              2001                                            330       3,539
              Later years                                   2,261      21,132
                                                            -----      ------
                Total minimum lease payments                3,845      41,530
                                                                       ======
              Less amounts representing interest           (2,129)
                                                            -----
                Present value of minimum lease payments     1,716
              Less current installments                       (64)
                                                            -----
                                                          $ 1,652

         At April 1, 1996, the Company remains contingently liable for approximately $1,886,000 of future minimum rentals under restaurant facility lease assignments to certain third parties expiring at various dates through 2012.

    (9)  Contingencies

         The Company is engaged in various legal proceedings and has certain unresolved claims pending. The ultimate liability, if any, for the aggregate amounts claimed cannot be determined at this time. Management of the Company, based upon consultation with legal counsel, is of the opinion that there are no matters pending or threatened which are expected to have a material adverse effect on the Company's consolidated financial condition, results of operations or liquidity.

    (10) Transactions with Affiliates

         The Company's corporate administrative functions, including accounting and data processing, are combined with the administrative functions of an affiliate. The cost of these administrative functions is allocated to the companies in proportion to the budgeted net revenues of each company. General and administrative expenses include approximately $7,749,000 in fiscal year 1996, $8,182,000 in fiscal year 1995 and
         $7,686,000 in fiscal year 1994 of these allocated expenses. Included in these allocated expenses is office rent expense which approximated $675,000 in fiscal year 1996, $621,000 in fiscal year 1995 and $557,000 in fiscal year 1994.

         The Company participates in a cash sharing arrangement with affiliates, whereby cash is combined for investing or borrowing purposes. This arrangement resulted in a net affiliates payable (including accrued interest) for the Company at April 1, 1996 and April 3, 1995. Funding activities under this arrangement bear interest at the prime rate. The Company recorded interest expense (income) on a net basis of approximately $130,000 in fiscal year 1996, $(21,000) in fiscal year 1995 and $3,000 in fiscal year 1994 under this arrangement (included in other expense (income) in the consolidated statements of operations).

                                                                     (Continued)

                  BLACK-EYED PEA U.S.A., INC. AND SUBSIDIARIES

                   Notes to Consolidated Financial Statements

         Effective April 1, 1994, the board of directors of BPRI adopted the 1994 Stock Appreciation Rights Plan (the Plan). The Plan provides for the granting of stock appreciation rights (SARs) to key employees of BPRI and subsidiaries subject to certain conditions and limitations, as defined by the Plan. The Plan provides, in the aggregate, a maximum of 1,780,000 SARs. SARs permit the option holder to surrender an exercisable SAR for an amount equal to the excess of the value assigned to a share of common stock of BPRI over the value assigned to the SAR as of the grant date. The value of a share of common stock of BPRI is to be determined by an independent valuation two times per fiscal year. A summary of SAR activity follows (in thousands):

                                                          Number
                                                          of SARs
                                                          -------
                   Issued                                  1,422
                   Forfeited                                (122)
                                                           -----
              Outstanding at April 3, 1995                 1,300
                   Issued                                    190
                   Forfeited                                  (7)
                                                           -----
              Outstanding at April 1, 1996                 1,483
                                                           =====

         The outstanding SARs vest equally on each of the first four anniversaries of the date of grant, and 677,000 are vested at April 1, 1996. All SARs which have not been exercised will expire ten years from the date of grant. No expense was incurred or allocated to the Company for the Plan during fiscal years 1996 and 1995 as the value assigned to a share of common stock of BPRI during such fiscal years did not exceed the value assigned to the SARs as of the respective grant dates.

    (11) Sale of Company

         On May 31, 1996, BEPHI entered into a Stock Purchase Agreement (the Agreement) with DenAmerica Corp., an unrelated third party, to sell BEPHI's interest in the Company. The final closing of the sale occurred on July 3, 1996 at which time DenAmerica Corp. exchanged $50 million cash and a $15 million note for BEPHI's interest in the Company. As the net assets of the Company, including intercompany balances which were assumed by BEPHI at the time of the sale, exceeded the selling price, an impairment of the assets of the Company was determined to exist at April 1, 1996. Accordingly, an impairment of approximately $50,384,000 has been recorded in the April 1, 1996 consolidated financial statements to reflect the assets of the Company at their estimated fair value. The impairment is comprised of the write-off of the remaining $26,004,000 of excess cost over fair value of net assets acquired and the write-down of property and equipment in the amount of $24,380,000. The impairment results in a net tax benefit of approximately $8,533,000 which has also been reflected in the consolidated financial statements. The terms of the Agreement will substantially affect the Company's current affiliate debt and cash sharing arrangements as well as the availability of existing corporate administrative facilities shared by the Company. Such funding and administrative functions will be provided by and shared with DenAmerica Corp.

                                DENAMERICA CORP.
                        UNAUDITED CONDENSED CONSOLIDATED
                       PRO FORMA STATEMENTS OF OPERATIONS


INTRODUCTION

         On March 29, 1996, Denwest Restaurant Corp. ("DRC") merged with and into American Family Restaurants, Inc. ("AFR"), with AFR as the surviving corporation (the "Merger"). In connection with the Merger, the name of AFR was changed to DenAmerica Corp. Upon consummation of the Merger, the former shareholders of DRC owned an aggregate of approximately 53.0% of the Company's outstanding Common Stock. Accordingly, the Merger has been accounted for as a reverse purchase under generally accepted accounting principals, pursuant to which DRC is considered the acquiring company for accounting purposes, even though the Company is the surviving legal entity. As a result, the historical financial statements of DRC are the continuing historical financial statements of the Company. The transactions related to the Merger are more fully described in the Company's Current Report on Form 8-K as filed with the Securities and Exchange Commission on April 15, 1996, as amended by Form 8-K/A as filed by the Company on June 12, 1996.

         The following unaudited condensed consolidated pro forma statements of operations of DenAmerica Corp. for the year ended December 27, 1995 and the 27-week period ended July 3, 1996, give effect to (i) the acquisition of BEP which had an effective accounting date of June 24, 1996, as if it occurred at the beginning of each period; (ii) the reverse purchase accounting for the acquisition of AFR by DRC as of March 27, 1996, as if it had occurred at the beginning of each period; (iii) the repayment of the $6.0 million outstanding principal of the Series A Notes, together with accrued and unpaid interest on the Series A Notes, as if it had occurred at the beginning of each period; and
(iv) the net reduction in operating expenses of AFR and BEP after the Merger and the BEP Acquisition that occurred as a result of employee terminations, closing of duplicate administrative facilities, or contractual changes. The financial statements of AFR and BEP for the fiscal year ended December 27, 1995, include
(a) AFR's financial statements for its fiscal year ended September 27, 1995, and
(b) BEP's financial statements for its fiscal year ended April 1, 1996. The financial statements of AFR and BEP for the 27-week period ended July 3, 1996 include, prior to their acquisition by the Company, (1) AFR's financial statements for the three-month period ended March 27, 1996, and (2) BEP's financial statements for the period from January 9, 1996 to June 24, 1996. The unaudited condensed consolidated pro forma statements of operations presented herein do not purport to represent what the Company's actual results of operations would have been had the Merger, the BEP Acquisition, or the other transactions described above occurred on those dates or to project the Company's results of operations for any future period.

                                DENAMERICA CORP.
                   UNAUDITED CONDENSED CONSOLIDATED PRO FORMA
                         STATEMENT OF OPERATIONS FOR THE
                       FISCAL YEAR ENDED DECEMBER 27, 1995
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                    ACQUIRED            PRO FORMA ADJUSTMENTS
                                                                    COMPANIES                 DR (CR)
                                             HISTORICAL         -----------------       ---------------------            PRO
                                             DENAMERICA         AFR           BEP       AFR           BEP               FORMA
                                             ----------         ---           ---       ---           ---               -----
Restaurant sales:
    Denny's restaurants                        $70,429    $   74,679    $             $             $                $   145,108
    Black-eyed Pea's restaurants                                           145,455                                       145,455
    Other restaurants                            4,254        32,218                                                      36,472
                                               -------    ----------    -----------   ------        --------         -----------
    Total restaurant sales                      74,683       106,897       145,455        --             --              327,035
Restaurant operating expenses:
    Cost of food and beverage                   20,343        30,529        39,914      (328) (a)                         90,458
    Payroll and payroll related costs           25,025        36,329        48,897      (164) (b)                        110,087
    Depreciation and amortization                2,936         3,462         8,792      (212) (c)     (6,806) (aa)         8,172
    Other restaurant operating costs            19,213        27,654        35,021      (239) (d)      5,728  (bb)        87,377
    Provision for restaurant closures                                       10,225                   (10,225) (cc)           --
    Provision for loss on impairment
      of assets                                    523                      50,384                   (50,384) (dd)           523
                                               -------    ----------    -----------   ------       ---------         -----------
    Total restaurant operating
      expenses                                  68,040        97,974       193,233      (943)        (61,687)            296,617
Restaurant operating income                      6,643         8,923       (47,778)      943          61,687              30,418
Administrative expenses                          3,380         5,166         8,588    (1,869) (e)     (3,982)(ee)         11,283
                                               -------    ----------    -----------   ------        --------         -----------
Operating income                                 3,263         3,757       (56,366)    2,812          65,669              19,135
Other (income) expense                                          (156)          717                      (717)(ff)           (156)
Interest expense, net                            2,467         1,714         5,362     3,640  (f)     (4,942)(gg)          8,776
                                                                                         535  (g)
                                               -------    ----------    -----------   ------        --------         -----------

Income (loss) before minority
    interest in joint ventures
    and income taxes                               796         2,199       (62,445)   (1,363)         71,328              10,515
Minority interest in joint ventures               (291)           85                                                        (206)
                                               -------    ----------    -----------   ----------    --------         -----------
Income (loss) before income taxes                  505         2,284       (62,445)   (1,363)         71,328              10,309
Income taxes                                       305           578       (12,877)     (341) (h)     16,252 (hh)          3,917
                                               -------    ----------    -----------   ------        --------         -----------
Income (loss) from continuing
    operations                                 $   200    $    1,706   $   (49,568)  $(1,022)       $ 55,076         $     6,392
                                               =======    ==========    ===========  =======        ========         ===========
Income (loss) from continuing
    operations per common
    and common equivalent share                           $     0.28                                                 $      0.49
                                                          ==========                                                 ===========
Weighted average number of common
    and common equivalent shares
    outstanding(i)                                         6,171,444                                                  13,108,944
                                                          ==========                                                 ===========

                                DENAMERICA CORP.
                   UNAUDITED CONDENSED CONSOLIDATED PRO FORMA
                         STATEMENT OF OPERATIONS FOR THE
                        27 WEEK PERIOD ENDED JULY 3, 1996
                 (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                       ACQUIRED            PRO FORMA ADJUSTMENTS
                                                                       COMPANIES                  DR (CR)
                                                 HISTORICAL         ---------------        ---------------------            PRO
                                                 DENAMERICA         AFR         BEP           AFR           BEP            FORMA
                                                 ----------         ---         ---           ---           ---            -----
                                                                (13 weeks)   (24 weeks)
Restaurant sales:
    Denny's restaurants                        $    64,078    $    20,417    $             $            $               $    84,495
    Black-eyed Pea's restaurants                     3,402                     66,645                                        70,047
    Other restaurants                               11,693          8,047                                                    19,740
                                               -----------    -----------    --------      -------      ----------      -----------
    Total restaurant sales                          79,173         28,464      66,645           --            --            174,282
Restaurant operating expenses:
    Cost of food and beverage                       21,971          8,628      19,832          (79)(a)                       50,352
    Payroll and payroll related costs               27,416         11,686      20,206                                        59,308
    Depreciation and amortization                    2,836          1,134       4,231         (322)(c)    (3,238)(aa)         4,641
    Other restaurant operating costs                20,074          8,726      13,745                      3,852 (bb)        46,397
    Provision for restaurant closures                                          10,225                    (10,225)(cc)            --
    Provision for loss on impairment
      of assets                                                                50,384                    (50,384)(dd)            --
                                               -----------    -----------    --------      -------      ----------      -----------
    Total restaurant operating
      expenses                                      72,297         30,174     118,623         (401)      (59,995)           160,698
Restaurant operating income                          6,876         (1,710)    (51,978)         401        59,995             13,584
Administrative expenses                              3,181          1,687       5,543         (467)(e)    (3,240)(ee)         6,704
                                               -----------    -----------    --------      -------      --------        -----------
Operating income                                     3,695         (3,397)    (57,521)         868        63,235              6,880
Other (income) expense                                                (31)        229                       (229)(ff)           (31)
Interest expense, net                                3,651            583       2,549          910 (f)    (2,249)(gg)         5,588
                                                                                               134 (g)
                                               -----------    -----------    --------      -------      --------        -----------
Income (loss) before minority
    interest in joint ventures
    and income taxes                                    44         (3,959)    (60,299)        (176)       65,713              1,323
Minority interest in joint ventures                    (11)            95                                                        84
                                               -----------    -----------    --------      -------      --------        -----------
Income (loss) before income taxes                       33         (3,864)    (60,299)        (176)       65,713              1,407
Income taxes                                            13         (1,156)    (11,699)          14 (h)    13,369 (hh)           541
                                               -----------    -----------    --------      -------      --------        -----------
Income (loss) from continuing
    operations                                 $        20    $    (2,708)   $(48,600)     $  (162)     $ 52,344        $       866
                                               ===========    ===========    ========      =======      ========        ===========
Income (loss) from continuing
    operations per common
    and common equivalent share                $      0.00                                                              $      0.08
                                               ===========                                                              ===========
Weighted average number of common
    and common equivalent shares
    outstanding(i)                              10,293,000                                                               10,293,000
                                               ============                                                             ===========

                                DENAMERICA CORP.
                    NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                       PRO FORMA STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

         The following explanations serve to describe the assumptions used in determining the pro forma adjustments necessary to present the pro forma results of operations of AFR and DRC for the year ended December 27, 1995 and the 27-week period ended July 3, 1996:

                                                                                         27-WEEK
                                                                      FISCAL              PERIOD
                                                                    YEAR ENDED             ENDED
                                                                   DEC. 27, 1995       JULY 3, 1996
                                                                   -------------       ------------
(a)  Adjust food costs for discounts not taken by AFR                $  (328)            $  (79)
                                                                     =======             ======
(b)  Adjustment for inclusion of DRC employees under
         the new workers' compensation costs                         $  (164)            $    -
                                                                     =======             ======
(c)  Adjustment for new depreciation and amortization for AFR
         Property and equipment                                        1,700                425
         Goodwill                                                      1,550                387
                                                                     -------             ------
                                                                       3,250                812
         Amount recorded in financial statements                       3,462              1,134
                                                                     -------             ------
         Pro forma adjustment                                        $  (212)            $ (322)
                                                                     =======             ======

(d)  Adjustment for inclusion of DRC under the new insurance         $  (239)            $
                                                                     =======             ======

(e)  Adjustment for consolidation of administrative expenses         $(1,869)            $ (467)
                                                                     =======             ======
(f)  Adjustment for additional interest on subordinated notes
         Interest expense at 13%                                     $ 3,153             $  788
         Amortization of discount                                        487                122
                                                                     -------             ------
                                                                     $ 3,640             $  910
                                                                     =======             ======
(g)  Adjustment for additional interest expense
         Additional borrowings of $5,096 for Merger-related
         expenses at an effective rate of 10.5%                      $   535             $  134
                                                                     =======             ======
(h)  Adjustment for income taxes for above adjustments
         at an effective rate of 38%                                 $  (341)            $  (14)
                                                                     =======             ======

(i) The weighted average number of common shares outstanding includes the number of common shares of AFR outstanding as of the Merger increased by the number of shares issued to the former shareholders of DRC in connection with the Merger

                                DENAMERICA CORP.
                    NOTES TO UNAUDITED CONDENSED CONSOLIDATED
                       PRO FORMA STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

         The following explanations serve to describe the assumptions used in determining the pro forma adjustments necessary to present the pro forma results of operations of BEP for the year ended December 27, 1995 and the 24-week period ended July 3, 1996:

                                                                               24-WEEK
                                                                  FISCAL       PERIOD
                                                                YEAR ENDED      ENDED
                                                              DEC. 27, 1995  JULY 3, 1996
                                                              -------------  ------------
(aa)   Adjustment for new depreciation and amortization
           for BEP principally arising from the sale
           and leaseback of restaurant property and
           equipment:
           Property and equipment                               $  1,986      $    993
           Amount recorded in financial statements                 8,792         4,231
                                                                --------      --------
           Pro forma adjustment                                 $ (6,806)     $ (3,238)
                                                                --------      --------
(bb)   Adjustment to reflect new operating lease
           payments for land, building and equipment
           which were sold and leased back                      $  5,728      $  3,852
                                                                ========      ========
(cc)   Adjustment to reflect the elimination of the
           historical provision for restaurant closures         $(10,225)     $(10,225)
                                                                ========      ========
(dd)   Adjustment to reflect the elimination of the
           historical provision for loss on impairment
           of assets resulting from the sale to DenAmerica      $(50,384)     $(50,384)
                                                                ========      ========
(ee)   Adjustment for consolidation of administrative
           expenses arising from the elimination of
           employees and other costs when administrative
           facilities were consolidated                         $ (3,982)     $ (3,240)
                                                                ========      ========
(ff)   Adjustment to eliminate historical loss on
           disposal of assets                                   $   (717)     $   (229)
                                                                ========      ========
(gg)   Adjustment for interest expense:
           Elimination of historical interest                   $ (5,182)     $ (2,369)
           Interest on the BEP Purchase Note                       1,800           900
           Elimination of interest on the Series A Notes          (1,560)         (780)
                                                                --------      --------
                                                                $ (4,942)     $ (2,249)
                                                                ========      ========
(hh)   Adjustment for income taxes for the above
           adjustments at an effective rate of 38%              $(16,252)     $(13,369)
                                                                ========      ========

                                       24

(C) EXHIBITS.


EXHIBIT NO.     DESCRIPTION OF EXHIBIT


   2.5 Stock Purchase Agreement dated May 31, 1996, between BEP Holdings, Inc. and DenAmerica Corp.(1)

   4.6          Supplemental Indenture (Series B Notes) between DenAmerica Corp.
                and State Street Bank and Trust Company, as trustee.(1)

   4.7 Common Stock Purchase Warrant dated July 3, 1996, issued to BEP Holdings, Inc.(1)

   4.8 Common Stock Purchase Warrant dated July 3, 1996, issued to Banque Paribas.(1)

   10.92A Amended and Restated Credit Agreement dated as of July 3, 1996, among DenAmerica Corp., the Banks named therein, and Banque Paribas, as Agent.(1)

   10.96 Senior Subordinated Promissory Note dated July 3, 1996, in the principal sum of $15,000,000, payable by DenAmerica Corp. to BEP Holdings, Inc.(1)

   10.97 Registration Rights Agreement dated as of July 3, 1996, between DenAmerica Corp. and BEP Holdings, Inc.(1)

   10.98 Intercreditor Agreement among DenAmerica Corp., certain holders of DenAmerica's Series B Notes, and State Street Bank and Trust Company.(1)

   10.99 Sale and Lease Agreement dated July 3, 1996, among FFCA Acquisition Corporation, Black-eyed Pea U.S.A., Inc., and Texas BEP, L.P.(1)

   10.100 Form of Lease dated July 3, 1996, between FFCA Acquisition Corp. and DenAmerica Corp.(1)

   10.101 Form of Sublease dated July 3, 1996, between DenAmerica Corp. and Black-eyed Pea U.S.A., Inc.(1)

   10.102 Form of Sublease dated July 3, 1996, between DenAmerica Corp. and Texas BEP, L.P.(1)

   10.103 Equipment Purchase Agreement and Bill of Sale dated July 3, 1996, between LH Leasing Company, Inc. and Black-eyed Pea U.S.A., Inc.(1)

   10.104 Equipment Purchase Agreement and Bill of Sale dated July 3, 1996, between LH Leasing Company, Inc. and Texas BEP, L.P.(1)

   10.105 Equipment Lease dated July 3, 1996, between LH Leasing Company, Inc. and DenAmerica Corp.(1)

   10.106 Equipment Sublease dated July 3, 1996, between DenAmerica Corp. and Black-eyed Pea, U.S.A., Inc.(1)

   10.107 Equipment Sublease dated July 3, 1996, between DenAmerica Corp. and Texas BEP, L.P.(1)

   10.108 Asset Purchase Agreement effective as of July 3, 1996, among Mid-American Restaurants, Inc., Haig V. Antranikian, and DenAmerica Corp.(1)

   21.2         List of Subsidiaries of DenAmerica Corp.(1)

- -------------------

   (1) Incorporated by reference to the Registrant's Current Report on Form 8-K as filed on July 18, 1996.

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

September 16, 1996                   DENAMERICA CORP.



                                 By: /s/ Todd S. Brown
                                     -------------------------------------------
                                     Todd S. Brown
                                     Vice President and Chief Financial Officer







                                       26